Exhibit 3.(i)

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

	Filed in the office of	Document Number 20170430300-10....
Certificate of Amendment	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.385 and 78.390)	Barbara K. Cegavske	10/10/2017 1:27 PM
	Secretary of State	Entity Number
	State of Nevada	E0080042014-0

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

QS ENERGY,INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 4 [Capital Stock]

This corporation is authorized to issue two (2) classes of stock, designated "Common Capital Shares" and "Preferred Capital Shares." The corporation shall have authority to issue an aggregate of Five Hundred Million (500,000,000) Common Capital Shares, par value one mill ($0.001) per share for total par value of Five Hundred Thousand Dollars ($500,000). The corporation shall have authority to issue an aggregate of One Hundred Million (100,000,000) Preferred Capital Shares, with such rights and on such terms as the Board may decide, par value one mill ($0.001) per share for total par value of One Hundred Thousand Dollars ($100,000).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:         53.47%

4. Effective date and time of filing:      Date:                          Time:

5. Signature:

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.